Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 14, 2019, with respect to the consolidated financial statements of Dakota Access, LLC, included in the Annual Report on Form 10-K of Phillips 66 Partners LP for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Phillips 66 Partners LP on Forms S-3 (File Nos. 333-222178, 333-221353 and 333-217734) and Form S-8 (File No. 333-190195).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 22, 2019